Exhibit 99.1

International Headquarters

5221 North O’Connor Blvd.

Suite 500

Irving, Texas 75039	News Release

Phone:	972.869.3400

Fax:	972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Fourth Quarter and Year 2005 Results

Irving, Texas, February 16, 2006 Thomas Group, Inc. (NasdaqCM.TGIS), a leading operational consulting firm, today announced net income of $1.1 million, or $0.10 per diluted share, for the fourth quarter of 2005 on revenues of $11.7 million. Fourth quarter results included $0.6 million, or $0.06 per diluted share, for year-end employee bonuses and a $0.8 million, or $0.08 per diluted share, non-cash charge for discontinued operations. Fourth quarter net income from continuing operations was $1.9 million, or $0.18 per diluted share, compared to $0.9 million, or $0.08 per diluted share, on revenues of $7.9 million for the fourth quarter of 2004.

For the year ended December 31, 2005, net income was $6.8 million, or $0.63 per diluted share, on revenues of $43.1 million, compared to net income of $1.5 million, or $0.14 per diluted share, on revenues of $30.0 million for the year ended December 31, 2004. Net income from continuing operations for 2005 of $8.0 million, or $0.75 per diluted share, compares favorably $2.4 million, or $0.22 per diluted share, for the same period of 2004.

“Our bottom-line focused approach to growing Thomas Group brought outstanding results to our shareholders in 2005”, said Jim Taylor, CEO. “Although a 44% increase in annual revenues will attract most of the attention for this past year, several other items contributed greatly to the 507% appreciation in our stock price during 2005. Our unwavering ability to drive results for clients combined with actions such as eliminating debt, repurchasing all outstanding warrants at a 37% discount and re-listing on NASDAQ all contributed to our success in 2005.”

Taylor continued, “As our financial condition improved during the year, we announced a dividend plan, declaring our first-ever dividend during the fourth quarter. We ended 2005 ranking fourth in price appreciation among all stocks listed on NASDAQ. Marked improvement in equity and liquidity, coupled with the continued high utilization of our expanded workforce in 2005, gives us a strong platform upon which to build in 2006.”

Fourth Quarter and Year 2005 Financial Performance:

•              Revenue:  Revenue for the fourth quarter of 2005 was $11.7 million, which represents a $3.8 million increase, or 48%, from the comparable period of 2004. Revenue for the year 2005 was $43.1 million, which represents a $13.1 million increase, or 44%, over the comparable period of 2004. This increase for both the quarter and the year is attributable to new revenue contracts and the expansion of existing programs in the US, primarily in the governmental sector.

•              Gross Margins: Gross profit margins for the fourth quarter were 46%, compared to 54% for the fourth quarter of 2004. The decrease is primarily attributable to year-end performance compensation paid to the Company’s

Resultants. For the year 2005, gross profit margins were 52%, compared to 50% for the comparable period of 2004. The increase is primarily attributable to increased revenue, maintaining full utilization of the Company’s direct labor and strict control over costs.

•              Selling, General & Administrative (S,G&A):  S,G&A costs for the fourth quarter of 2005 were $3.4 million compared to $3.3 million for the fourth quarter of 2004. This increase is primarily due to sales commissions earned in 2005 and expense related to the increase in the value of stock-based compensation. For the year 2005, S,G&A costs were $13.5 million compared to $12.4 million for the year 2004. This increase is primarily due to sales commissions earned on increased revenue and stock-based compensation expense attributable to the increase in the value of the Company’s stock during the year.

•              Sublease losses, Discontinued Operations and Accounting Changes

Sublease Losses

During the first quarter of 2005, the Company recorded a $0.6 million charge related subleasing excess office capacity, at market rates. The charge is based on the shortfall between future sublease income and costs expected to be incurred under the Company’s leases with its landlords. This action had no impact on the fourth quarter, but for the year, accounted for $0.6 million, or $0.06 per diluted share.

Discontinued Operations

In 2005, the Company disposed of its operations in Switzerland. Although the Company maintained only minimal S,G&A costs in Switzerland, the operations had not produced significant revenue for two years. It was determined the cost of maintaining an office was no longer prudent, and the operations were disposed of by filing for insolvency with the Swiss insolvency court. During the fourth quarter of 2005, the Company determined that the liquidation of its investment in its Swiss entity was substantially complete, triggering the non-cash reclassification of $0.7 million of accumulated translation adjustments to the income statement. These adjustments represent foreign currency losses incurred prior to 2001 that were required to be reported as a separate component of stockholders’ equity titled “Accumulated other comprehensive loss”. This reclassification has no effect on equity for the quarter or for the year as the amount was previously recorded as a direct reduction of equity. The presentation of all prior periods is revised to reflect the Swiss operations as discontinued operations. The effect of the discontinued Swiss operation was $0.8 million, net of tax, or $0.08 per diluted share, in the fourth quarter of 2005, compared to $0.2 million, net of tax, or $0.02 per diluted share, in the fourth quarter of 2004. For the year 2005, the effect of the discontinued Swiss operation was $1.2 million, net of tax, or $0.12 per diluted share, compared to $0.9 million, net of tax, or $0.08 per diluted share, for the year 2004.

Cumulative effect of a change in accounting principle

The company adopted SFAS No. 123(R), “Share-based Payments” on October 1, 2005. SFAS No. 123(R) which eliminates the ability to account for stock-based compensation using the intrinsic value provisions of Accounting Principles Board Opinion No. 25, and instead requires such compensation to be valued using a fair-value-based method. The Company applied SFAS No. 123(R) using the Modified Prospective Application. Under this method, compensation cost is recognized on or after the adoption date for the portion of the outstanding equity and liability awards for which the requisite service has not yet been rendered. The fair value of certain liability awards are required to be adjusted to fair value at the date of adoption, and such adjustment is to be recognized in the income statement, net of any related tax effect, as a cumulative effect of a change in accounting principle. The adjustment to the liability awards was recorded in the fourth quarter as a cumulative effect of a change in accounting principle and totaled $10,000, net of tax.

•              Cash Flow:  For the year 2005, net cash provided by operating activities was $6.3 million, compared to $0.6 million for the year 2004. The increase in net cash provided is primarily due to 2005 profits in excess of 2004 profits. For the year 2005, net cash used in financing activities was $2.8 million, comprised of $1.8 million used to repay debt, and $1.3 million used to repurchase warrants, offset by $0.3 million generated from the issuance of common stock upon the exercise of outstanding options and warrants. Cash used for financing activities for the year 2004 was $2.3 million, primarily for debt repayments. Cash used for investing activities consisted primarily of upgrades to computer equipment and totaled $166,000 for the year 2005, compared to $42,000 for the year 2004. For the year 2005, the net change in cash was a net increase of $3.3 million, compared to a net decrease of $1.8 million for the year 2004.

Income Taxes:  Prior years’ losses in both US and foreign operations created net operating loss (NOL) carryforwards. The tax benefit of these NOLs reduced the Company’s 2005 effective tax rate to approximately 4%. For the year 2005, the Company recognized $0.3 million in income tax expense. At December 31, 2005, the Company has approximately $3.1 million in remaining NOL carryforwards that are available to be used against future taxable income, subject to a $0.2 million annual limitation under Section 382 of the Internal Revenue Code and expiring 2022.

Business Development:  During the fourth quarter of 2005, the Company signed $11.5 in new and extended business, pushing the total for 2005 to $40.8 million. This is an annual increase of $7.3 million, or 21%, compared to 2004.

Backlog:  At December 31, 2005, the Company had signed backlog of $14.5 million contracted for 2006. Backlog does not include extensions or option periods, and therefore does not always represent the full scope of the clients’ commitment to Thomas Group. However, backlog does accurately represent the portion that has been contracted for in writing.

***

Thomas Group, Inc. is an international, publicly traded operational consulting firm (NasdaqCM:TGIS). Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit, and Hong Kong. For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment. These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004. Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

###

Thomas Group, Inc.

Selected Consolidated Financial Data

(Amounts stated in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Consulting revenue before reimbursements	$11,633	$7,872	$42,966	$29,928
Reimbursements	67	4	96	92
Total revenue	11,700	7,876	43,062	30,020
Cost of sales before reimbursable expenses	6,256	3,608	20,540	14,908
Reimbursable expenses	67	4	96	92
Total cost of sales	6,323	3,612	20,636	15,000
Gross profit	5,377	4,264	22,426	15,020
Selling, general and administrative	3,371	3,317	13,500	12,373
Sublease losses	—	—	610	—
Operating income	2,006	947	8,316	2,647
Other income (expense), net	36	(40)	(13)	(279)
Income from continuing operations before income taxes	2,042	907	8,303	2,368
Income tax	142	37	329	—
Income from continuing operations before the cumulative effect of a change in accounting principle	1,900	870	7,974	2,368
Loss from discontinued operations, net of related income tax benefit	808	220	1,212	893
Income before the cumulative effect of a change in accounting principle	1,092	650	6,762	1,475
Cumulative effect of a change in accounting principle, net of related income tax benefit	(10)	—	(10)	—
Net income	$1,082	$650	$6,752	$1,475

Earnings per share:
Basic:
Income from continuing operations	$0.18	$0.09	$0.76	$0.25
Loss on discontinued operations, net of income tax benefit	(0.08)	(0.02)	(0.12)	(0.10)
Cumulative effect of a change in accounting principle, net of income tax benefit	—	—	—	—
Net Income	$0.10	$0.07	$0.64	$0.15

Diluted:
Income from continuing operations	$0.18	$0.08	$0.75	$0.22
Loss on discontinued operations, net of income tax benefit	(0.08)	(0.02)	(0.12)	(0.08)
Cumulative effect of a change in accounting principle, net of income tax benefit	—	—	—	—
Net Income	$0.10	$0.06	$0.63	$0.14

Weighted average shares:
Basic	10,655	9,688	10,513	9,658
Diluted	10,810	10,521	10,702	10,549

Thomas Group, Inc.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Segment Revenue Data

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

North America	$11,700	$7,842	$43,033	$28,930
Asia/Pacific	—	34	29	1,090
Total Revenue	$11,700	$7,876	$43,062	$30,020

Selected Balance Sheet Data

	December 31, 2005	December 31, 2004
Cash	$3,481	$143
Trade Accounts Receivables	8,382	5,161
Total Current Assets	12,451	5,719
Total Assets	13,031	6,549
Total Current Liabilities	4,340	2,712
Total Liabilities	4,614	4,118
Total Stockholders’ Equity	8,417	2,431